EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P. for the registration of common stock, preferred stock, depositary shares and guarantees of debt securities of Mid-America Apartment Communities, Inc. and debt securities of Mid-America Apartments, L.P. and to the incorporation by reference therein of our reports dated February 18, 2021, with respect to the consolidated financial statements and schedule listed in the Index at Item 15(a)(2) of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P., and the effectiveness of internal control over financial reporting of Mid-America Apartment Communities, Inc., included in their Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Memphis, Tennessee

July 29, 2021